EXHIBIT 10.1

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is made as of this 3rd day of May, 2011 (the “Effective Date”), by and between Joseph R. Dively (the “Executive”) and Consolidated Communications Holdings, Inc. (the “Company”), concerning the Executive’s separation from employment with the Company.

WHEREAS, the Executive and the Company have agreed that the Executive’s employment with the Company will end at 11:59 p.m. Mattoon, Illinois time on May 8, 2011 (the “Separation Date”); and

WHEREAS, the Company and the Executive intend this Agreement to document the complete understanding of the parties as to all rights of the Executive relating to the Executive’s employment by, and separation from employment with, the Company.

NOW THEREFORE, in consideration of the mutual promises and agreements set forth below, the receipt and adequacy of which is hereby acknowledged, the Company and the Executive agree as follows:

1. Separation. The Executive’s employment as a Senior Vice President shall terminate as of the close of business on the Separation Date.  The Executive hereby resigns from all other officer, director and other positions with the Company and any and all of its affiliates effective as of the close of business on the Separation Date.  Through the Separation Date, the Executive shall take reasonable and appropriate actions to cooperatively and smoothly transition his duties and responsibilities.  Through the Separation Date, the Executive will be paid his current base salary and will continue participation in all benefit plans and programs of the Company in which he currently participates, in accordance with the terms of such plans and programs.  Any business expenses properly incurred by the Executive prior to the Separation Date will be reimbursed in accordance with the Company’s expense reimbursement policy.  The Executive’s final paycheck will also include payment for any vacation time that is accrued but unused as of the Separation date.

2. Consideration. In exchange for the Executive’s continued compliance with all of the terms and conditions of this Agreement, the Company shall provide the following:

(a) A separation payment equal to 40 weeks of base salary ($170,769.00), which will be paid to the Executive in a lump-sum within 15 days of the Separation Date.

(b) Continued vesting in the portion of the Executive’s outstanding restricted stock awards granted to him under the Company’s 2005 Long-Term Incentive Plan that will vest on December 5, 2011, as described on Exhibit A attached to this Agreement.  All other outstanding awards or portions thereof shall be forfeited as of the Separation Date.

(c) If the Executive elects continued coverage under the Company’s health plan pursuant to Part 6 of Title I of the Employee Retirement Income Security Act of 1974 or other applicable law (“COBRA”), then the Executive shall be responsible for paying the portion of the premiums paid by similarly situated active employees of the Company for the first 40 weeks following the Separation Date and thereafter the Executive shall be responsible for paying the full COBRA premiums for the duration of the COBRA period.

3. Termination of Benefits; No Other Payments.  Except as specifically provided in Section 2 of this Agreement, the Executive’s continued participation in all employee benefit plans and programs of the Company will cease as of the Separation Date. Nothing contained herein shall limit or otherwise impair the Executive’s right to receive pension or similar benefit payments that are vested as of the Separation Date under any applicable tax qualified retirement plan.  The Executive agrees and acknowledges that, other than as specifically provided for in this Agreement, no additional payments are due from the Company on any basis whatsoever.

4. Confidentiality. The Executive acknowledges that preservation of a continuing business relationship between the Company and its customers, representatives and employees is of critical importance to the continued business success of the Company and that it is the active policy of the Company to guard as confidential the identity of its customers, trade secrets, pricing policies, business affairs, representatives and employees.  In view of the foregoing, the Executive agrees that he shall not, during his remaining employment with the Company and thereafter, without the prior written consent of the Company, disclose to any person or entity any information concerning the business of, or any customer, representative, agent or employee of, the Company which was obtained by the Executive in the course of his employment by the Company. The Executive further agrees that upon the Separation Date, he will leave with the Company, and will not take originals or copies of, any records, papers, programs, computer software and documents and any matter of whatever nature which contains any such confidential information of the Company. This Section 4 shall not be applicable if and to the extent the Executive is required to testify in a legislative, judicial or regulatory proceeding pursuant to an order of Congress, any state or local legislature, a judge, or an administrative law judge.

5. Non-Compete; Non-Solicitation.

(a) The Executive agrees that the benefits provided in Section 2 of the Agreement serve as adequate consideration for the restrictive covenants described below:

(i) The Executive agrees that he shall not, during his remaining employment with the Company and for two years following the Separation Date, be associated, directly or indirectly, as an employee, proprietor, stockholder, partner, agent, representative, officer, or otherwise, with the operation of any business that is competitive with any line of business of the Company, in any geographic area in which such line of business was active as of the Separation Date, without the prior written consent of the Company, which shall not unreasonably be withheld, except that the Executive’s ownership of less than 1% of any class of publicly-traded securities of any such business shall not be considered a violation of this Section 5. For purposes of the preceding sentence, the Executive shall be considered as the “stockholder” of any equity securities owned by his spouse and all relatives and children residing in the Executive’s principal residence.

(ii) The Executive agrees that he shall not, during his remaining employment with the Company and for two years following the Separation Date, directly or indirectly, in his individual capacity or otherwise, induce, cause, persuade, or attempt to do any of the foregoing in order to cause, any customer, representative, agent or employee of the Company to terminate such person’s relationship with the Company or to violate the terms of any agreement between such customer, representative, agent or employee and the Company.

(b) If at any time any clause or portion of this Section 5 shall be deemed invalid or unenforceable by the laws of the jurisdiction in which it is to be enforced by reason of being vague or unreasonable as to duration, geographic scope, nature of activities restricted, or for any other reason, this provision shall be considered divisible as to such portions and the foregoing restrictions shall become and be immediately amended to include only such duration, scope or restriction and such event as shall be deemed reasonable and enforceable by the court or other body having jurisdiction to enforce this Agreement; and the parties hereto agree that the restrictions, as so amended, shall be valid and binding as though the invalid or unenforceable portion had not been involved herein.

(c) The Executive acknowledges and agrees that the Company would be irreparably harmed by violations of this Section 5 and in recognition thereof, the Company shall be entitled to withhold the benefits described in Section 2 of this Agreement, and to obtain an injunction or other decree of specific performance with respect to any violation thereof (without any bond or other security being required) in addition to other available legal and equitable remedies.

(d) This Section 5 shall survive any termination of this Agreement. The time period associated with each covenant herein shall be tolled (that is, shall not run) for so long as the Executive is in breach of that covenant.

6. Withholding for Taxes.  All benefits and payments provided to the Executive pursuant to this Agreement shall be subject to all applicable tax withholding and reporting requirements.

7. Miscellaneous.

(a) This Agreement may not be assigned by the Company without the written consent of the Executive except in connection with a merger, consolidation or sale of substantially all the assets of the Company, and the obligations of the Company under this Agreement shall be the binding legal obligations of any successor to the Company by merger, consolidation or otherwise, and in the event of any business combination or transaction that results in the transfer or substantially all of the assets or business of the Company, the Company will cause the transferee to assume the obligations of the Company under this Agreement.  This Agreement may not be assigned by the Executive during the Executive’s life, and upon the Executive’s death will inure to the benefit of the Executive’s heirs, legatees and legal representatives of the Executive’s estate.

(b) This Agreement shall be construed in accordance with the laws of the State of Illinois, without regard to the conflict of law provisions of any jurisdiction.

(c) This Agreement reflects the entire agreement between the Executive and the Company and supersedes all prior agreements and understandings, written or oral relating to the subject matter hereof. This Agreement may not be modified or amended except by a writing signed by the parties to this Agreement.

(d) Any notice pertaining to this Agreement shall be in writing and shall be deemed to have been effectively given on the earliest of (i) when received, (ii) on the day of transmission if sent via facsimile with electronic confirmation, (iii) one business day after delivery via an overnight courier service or (iv) five days after deposit with the United Postal Service, and addressed as follows:

to the Executive at:	______________________
______________________
______________________

to the Company at:	Consolidated Communications Holdings, Inc.
121 South 17th Street, Mattoon, IL 61938
Fax: (217) 234-9934
Attn: Corporate Secretary

(e) The waiver by either party to this Agreement of a breach of any provision of this Agreement shall not operate as or be deemed a waiver of any subsequent breach by such party. Continuation of benefits hereunder by the Company following a breach by the Executive of any provision of this Agreement shall not preclude the Company from thereafter exercising any right that it may otherwise independently have to terminate such benefits based upon the same violation.

(f) In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

(g) The Executive shall continue to be eligible for indemnification by the Company to the extent provided to other former executives of the Company under any policy of insurance obtained by the Company or as may be required by the Company’s Certificate of Incorporation, its Bylaws or Delaware law.

 IN WITNESS WHEREOF, this Agreement has been duly executed as of the Effective Date.

/s/ Joseph R. Dively	/s/ Robert J. Currey
Joseph R. Dively	Consolidated Communications Holdings, Inc. By: Robert J. Currey Title: President & Chief Executive Officer

The Executive shall continue to vest in the portion of the outstanding restricted stock awards that vest on December 5, 2011:

Award Date	# of Shares Subject to Award	# of Shares that Vest on December 5, 2011

2008	5,215	1,304
2009	5,913	1,479
2010	9,568	2,392
2010	19,194	4,799
2011	5,279	1,320

All other portions of all outstanding restricted stock awards (including related dividends), and the performance share award made in 2011, shall be forfeited to the Company on the Separation Date.